Exhibit 10.6

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
FOR EMPLOYEES

Tuesday Morning Corporation
2014 Long-Term Incentive Plan

This NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is entered into between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and ________________ (the “Participant”).  The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), the terms of which are incorporated by reference herein in their entirety.  The Company has agreed to grant the Participant this option to purchase shares of common stock of the Company as an inducement for the Participant’s continued and effective performance of services for the Company.  Any term used in this Agreement that is not specifically defined herein shall have the meaning specified in the Plan.

IT IS AGREED:

1.Grant of Option. Subject to the terms of the Plan and this Agreement, on _________ (the “Date of Grant”), the Company granted to the Participant an option (the “Option”) to purchase ____________ shares of the common stock of the Company, $.01 par value per share (“Common Stock”), at a price of $______ per share (the “Option Price”), subject to adjustment as provided in the Plan.

2.Type of Option.  The Option is a nonqualified stock option which is not intended to be governed by section 422 of the Code.

3.Participant’s Agreement.  In accepting the Option, the Participant accepts and agrees to be bound by all the terms and conditions of the Plan which pertain to nonqualified stock options granted under the Plan.

4.Vesting of Option.  Subject to the provisions hereof and the provisions of the Plan, the Option will vest and become exercisable as follows:

(a)Except as otherwise provided in this Section 4, the Option will vest and become exercisable in accordance with the following schedule:

(i)on ___________, the Option will vest with respect to, and may be exercised for up to, one-quarter (25%) of the shares of Common Stock subject to the Option;

(ii)on ___________, the Option will vest with respect to, and may be exercised for up to, one-quarter (25%) of the shares of Common Stock subject to the Option;

(iii)on ___________, the Option will vest with respect to, and may be exercised for up to, one-quarter (25%) of the shares of Common Stock subject to the Option; and

(iv)on ___________, the Option will vest with respect to, and may be exercised for up to, one-quarter (25%) of the shares of Common Stock subject to the Option.

To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.

(b)Notwithstanding any provision of this Section 4 to the contrary, in the event of the Participant’s Termination of Service due to the Participant’s death or Total and Permanent Disability before a date provided in subsection (a), then all of the shares of Common Stock subject to the Option which have not yet vested will vest and become exercisable on the date of the Participant’s death or Total and Permanent Disability.

(c)Notwithstanding any provisions of this Section 4 to the contrary, in the event a Change in Control occurs prior to the date of the Participant’s Termination of Service, then all of the shares of Common Stock subject to the Option which have not yet vested will vest and become exercisable on the date of such Change in Control.

5.Manner of Exercise.

(a)To the extent that the Option is vested and exercisable in accordance with Section 4 of this Agreement, the Option may be exercised by the Participant at any time, or from time to time, in whole or in part, on or prior to the termination of the Option (as set forth in Sections 4 and 6 of this Agreement) upon payment of the Option Price for the shares to be acquired in accordance with the terms and conditions of this Agreement and the Plan.

(b)If the Participant is entitled to exercise the vested and exercisable portion of the Option, and wishes to do so, in whole or part, the Participant shall (i) deliver to the Company a fully completed notice of exercise, in a form as may hereinafter be designated by the Company in its sole discretion, specifying the exercise date (which shall be at least three (3) days after giving such notice unless an earlier time is mutually agreed upon) and the number of shares of Common Stock to be purchased pursuant to such exercise and (ii) remit to the Company in a form satisfactory to the Company, in its sole discretion, the Option Price for the shares of Common Stock to be acquired on exercise of the Option, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise (as determined by the Company) in accordance with the provisions of Section 7 of this Agreement and Section 15.7 of the Plan.

(c)The Company’s obligation to deliver shares of Common Stock to the Participant under this Agreement is subject to and conditioned upon the Participant satisfying all tax obligations associated with the Participant’s receipt, holding and exercise of the Option.  Unless otherwise approved by the Committee, all such tax obligations shall be payable in accordance with the provisions of Section 7 of this Agreement and Section 15.7 of the Plan.  The Company and its Subsidiaries, as applicable, shall be entitled to deduct from any compensation otherwise due to the Participant the amount necessary to satisfy all such taxes.

(d)Upon full payment of the Option Price and satisfaction of all applicable tax obligations, and subject to the applicable terms and conditions of the Plan and the terms and conditions of this Agreement, the Company shall electronically register the shares of Common Stock purchased hereunder in the Participant’s name (or the name of the person exercising the Option in the event of the Participant’s death ) but shall not issue certificates to the Participant

(or the person exercising the Option in the event of the Participant’s death) unless the Participant (or such other person) requests delivery of a certificate as described in Section 8.3(b) of the Plan.

6.Termination of Option.  Except as otherwise provided in Section 4 of this Agreement, unless the Option terminates earlier as provided in this Section 6, the Option shall terminate and become null and void on the tenth anniversary of the Date of Grant (the “Option General Expiration Date”).  Except as otherwise provided in Section 4 of this Agreement, if the Participant incurs a Termination of Service for any reason, the Option shall not continue to vest after such Termination of Service.

(a)If the Participant incurs a Termination of Service due to the Participant’s death or Total and Permanent Disability, the Option shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of one year from the date of such death or Total and Permanent Disability, but in no event after the Option General Expiration Date.

(b)If the Participant incurs a Termination of Service upon the occurrence of the Participant’s Retirement, (i) the portion of the Option that was exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of up to three years after the date of Retirement, but in no event after (x) the Option General Expiration Date or (y) the day before the date the Participant begins engaging in Competition (as that term is defined in Section 22) during such three-year period, unless he or she receives written consent to do so from the Board or the Committee, and (ii) the portion of the Option that was not exercisable on the date of Retirement shall be forfeited and become null and void immediately upon such Retirement.

(c)If the Participant incurs a Termination of Service due to Cause, all of the Option shall be forfeited and become null and void immediately upon such Termination of Service, whether or not then exercisable.  For purposes of this Section 6(c) the term "Cause" means the occurrence of one of the following events:  (i) commission of fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate, (ii) disclosure of trade secrets of the Company or an Affiliate, or (iii) violation of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Participant is a party.

(d)If the Participant incurs a Termination of Service for any reason other than death, Total and Permanent Disability, Retirement or Cause, (i) the portion of the Option that was exercisable on the date of such Termination of Service shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of up to 90-days after the date of such Termination of Service, but in no event after (x) the Option General Expiration Date or (y) the day before the date the Participant begins engaging in Competition during such 90-day period, unless he or she receives written consent to do so from the Board or the Committee, and (ii) the portion of the Option that was not exercisable on the date of such Termination of Service shall be forfeited and become null and void immediately upon such Termination of Service.  In the event the Participant has entered into an employment contract with the Company, the termination provisions of the employment contract will supersede the terms stated in Section 6(d) herein.

(e)Upon the death of the Participant prior to the expiration of the Option, the Participant’s executors, administrators or any person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option, to exercise the Option with respect to the number of shares of Common Stock that the Participant would have been entitled to exercise if he or she were still alive.

(f)Notwithstanding anything to the contrary contained herein, in the event the Participant fails to comply with the confidentiality and non-solicitation provisions of Exhibit A, or the non-solicitation and/or confidentiality provisions contained in any written agreement by and between the Participant and the Company, then all of the Option shall be forfeited and become null and void immediately upon such Termination of Service, whether or not then exercisable, and this Agreement (other than the provisions of this subsection (f) and the provisions of Exhibit A) will be terminated on the date of such violation.

7.Tax Withholding.  The Company or, if applicable, any Subsidiary (for purposes of this Section 7, the term “Company” shall be deemed to include any applicable Subsidiary), shall be entitled to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect the receipt of the Option, this Agreement, the vesting of the Option or the exercise of the Option.  Alternatively, the Company may require the Participant (or other person validly exercising the Option) to pay such sums for taxes directly to the Company in cash or by check within one (1) day after the date of vesting or exercise of the Option, as applicable.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c).

8.Capital Adjustments and Reorganizations. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company as long as the Participant has an employment relationship with the Company.  The Committee shall determine any questions as to whether and when there has been a Termination of Service, and the cause of such Termination of Service, under the Plan, and the Committee’s determination shall be final and binding on all persons.

10.No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

11.Limit of Liability.  Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits or taxes) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan, this Agreement or the Option.

12.Not an Employment Agreement.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Participant and the Company, its Subsidiaries or any of its Affiliates or guarantee the right to remain employed by the Company, its Subsidiaries or any of its Affiliates for any specified term.

13.No Rights As Stockholder.  The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Option until the date of the registration or issuance of such shares following the Participant’s exercise of the Option pursuant to its terms and conditions and payment of all amounts for and with respect to the shares of Common Stock.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date a certificate or certificates are issued for such shares or an uncertificated book-entry representing such shares is made.

14.Legend.  The Participant consents to the placing on the certificate for any shares covered by the Option of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

15.Notices.  Any notice, instruction, authorization, request, demand or other communications required hereunder shall be in writing, and shall be delivered either by personal delivery, telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address to the attention of the Vice President, Tax and to the Participant at the Participant’s residential address as it appears on the books and records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

16.Amendment and Waiver. Except as otherwise provided herein or in the Plan, or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed, or an electronic agreement agreed to, by the Company and the Participant.  Only a written instrument executed and delivered by, or an electronic agreement agreed to by, the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized director or officer of the Company other than the Participant.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any condition, or the breach of any other term of condition.

17.Dispute Resolution.  In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee.

18.Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

19.Transfer Restrictions. The shares of Common Stock subject to the Option granted hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  The Participant also agrees (a) that the Company may refuse to cause the transfer of shares of Common Stock subject to the Option to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the shares of Common Stock subject to the Option.

20.Successors and Assigns.  This Agreement shall, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, successors and assigns of the parties hereto.

21.Option Transfer Prohibitions.  Except as otherwise authorized by the Committee, the Option granted to the Participant under this Agreement shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

22.Definition.  Unless the context reasonably requires a broader, narrower or different meaning, "Competition" means the Participant engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Participant’s name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the period the Participant was employed by or affiliated with the Company.

23.Acceptance.  The Participant, by his or her acceptance of the Option, agrees to be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Exhibit A, and the Plan.

24.Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement and Exhibit A, the Participant specifically disclaims that the

Participant is relying upon or has relied upon any communications, promises, statement, inducements or representation(s) that may have been made, oral or written regarding the subject matter of this Agreement.  The Participant represents that the Participant relied solely and only on the Participant’s own judgment in making the decision to enter into this Agreement.

EXHIBIT A

1.	Confidential Information, the Participant’s Non-Disclosure Agreement and Work Product Ownership.
(a)

Confidential Information.  During the Participant’s employment with the Company, the Company shall provide the Participant otherwise prohibited access to certain of its Confidential Information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company.  For purposes of this Agreement, “Confidential Information” includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to the Company’s operations; procedures; computer systems; customer information; methods of doing business; merchandise; marketing plans and methods; financial and accounting information; policies and practices; product information and strategy; project and prospect locations and leads; developmental or experimental work; research; development; know-how; technical data; designs; plans for research or future products; improvements; discoveries; database schemas or tables; development tools or techniques; finances; business plans; sales plans and strategies; budgets; pricing and pricing strategies and techniques; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; audits; management methods and information; reports, recommendations and conclusions; business practices; strategies; training manuals; vendors; suppliers; contractual relationships; and other business information disclosed or made available to the Participant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation, that is not known to the public or any of the Company’s competitors or within the Company’s industry generally, which was developed by the Company at its expense, and which is of value to the Company. Confidential Information prepared or compiled by the Participant and/or the Company or furnished to the Participant during the Participant’s employment with the Company shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof, shall be retained by the Participant.  The Participant acknowledges that the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees such as the Participant entrusted with such information.  The Participant further acknowledges that the Confidential Information: (i) is entrusted to the Participant because of the Participant’s position with the Company; and (ii) is of such value and nature as to make it reasonable and necessary for the Participant to protect and preserve the confidentiality and secrecy of the Confidential Information.  The Participant acknowledges and agrees that the Confidential Information is a valuable, special, and a unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.  While the Participant may not disclose any such Confidential Information, the Participant has the right to discuss wages, benefits or other terms and conditions of employment.  Nothing in this Agreement, including the definition of

“Confidential Information” above and the nondisclosure requirements in Section 1(b) is intended to restrict the Participant’s right to have such discussions.
(b)	Non-Disclosure.
(i)

The Participant shall hold all Confidential Information in strict confidence.  The Participant shall not, during the period of the Participant’s employment or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as permitted:  (1) in the ordinary course of the Company’s business or the Participant’s work for the Company; or (2) by law.  The Participant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons.  Further, the Participant shall not directly or indirectly, use the Company’s Confidential Information or information regarding the names, contact information, skills and compensation of employees and contractors of the Company to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the eighteen (18) months prior to the Participant’s termination from employment with the Company; and/or (2)  recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company.  The Participant agrees that the Participant shall take all steps necessary to safeguard all Confidential Information and prevent its wrongful use, disclosure, or dissemination of any other person or entity.  The Participant further agrees that in the event the Participant is subpoenaed, served with any legal process or notice or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency, or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing and/or trial, and upon the Participant’s receipt of such subpoena, process, notice or request, the Company requests that the Participant notify and deliver via overnight delivery service a copy of the subpoena, process, notice or other request to: the Company’s General Counsel at 6250 LBJ Freeway, Dallas, Texas 75240.

(ii)	The Participant shall immediately notify the Company’s General Counsel if the Participant learns of or suspects any unauthorized disclosure of Confidential Information concerning the Company.
(iii)

Subject to Section 1(b)(iv), the Participant agrees that the Participant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and the Participant shall not bring onto the premises of the Company or onto any the Company property any confidential or trade secret information belonging to any former employer or third party without such third parties’ consent.

(iv)

During the Participant’s employment, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes.  The Participant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of the Participant’s employment with the Company and in accordance with the Company’s agreement with such third party.

(c)

Return of the Company Property.  Upon the termination of the Participant’s employment for any reason, the Participant shall immediately return and deliver to the Company any and all property, including, without limitation, Confidential Information, software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or which relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others.  If at any time after termination of the Participant’s employment, for any reason, the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof.  Further, the Participant shall not retain any property, including, without limitation, Confidential Information, data, information, or documents, belonging to the Company or any copies thereof (in electronic or hard copy format).

2.

Non-Solicitation.  In Section 1, the Company promised to provide the Participant certain Confidential Information.  The Participant recognizes and agrees that:  (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Company’s Confidential Information and business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill.  To protect the Confidential Information and business goodwill of the Company, the Participant agrees to the following restrictive covenants.

(a)

Non-Solicitation.  The Participant agrees that, as part of the Participant’s employment or association with the Company, the Participant will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees and consultants.  For these reasons, the Participant agrees that to protect the Company’s Confidential Information, legitimate business interests, and business goodwill, it is necessary to enter into the following restrictive covenant.  The Participant agrees that, during the Participant’s employment and for a period of twelve (12) months following the date on which the Participant’s employment with the Company terminates for any reason (“Restrictive Covenant Period”), the Participant, whether directly or indirectly, shall not recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company, nor shall the Participant contact or communicate with any such persons for the purpose of inducing such persons to terminate their employment or association with the Company.  For purposes of this paragraph, the “persons” covered by this prohibition include current employees and persons who were employed by the Company within twelve (12) months of the time of the attempted recruiting, solicitation, or hiring.

(b)

Remedies.  The Participant acknowledges that the restrictions contained in Section 1 and Section 2, in view of the nature of the Company’s business, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach.  Therefore, the Participant agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of any breach or threatened breach of Section 1 or Section 2, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Participant damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.  The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 1 or Section 2, or preclude injunctive relief.

(c)

Tolling.  If the Participant violates any of the restrictions contained in this Section 2, the Restrictive Covenant Period shall be suspended and shall not run in favor of the Participant until such time that the Participant cures the violation to the satisfaction of the Company; the period of time in which the Participant is in breach shall be added to the Restrictive Covenant Period.

(d)

Notice.  If the Participant, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Participant agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 1 and Section 2. The Company shall be entitled to advise such person or subsequent employer of the provisions of Section 1 and Section 2 and to otherwise deal with such person to ensure that the provisions of Section 1 and Section 2 are enforced and duly discharged.